Exhibit 99

NEWS RELEASE
For Media, contact:	For Investor Relations, contact:
Janice D. Lantz	Max Kuniansky
Manager, Communications	Director, Investor Relations
800 Cabin Hill Drive	800 Cabin Hill Drive
Greensburg, Pa. 15601-1689	Greensburg, Pa. 15601-1689
Phone: (724) 838-6984	Phone: (724) 838-6895
Media Hotline: 1-888-233-3583	E-Mail: mkunian@alleghenyenergy.com
E-Mail: jlantz@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Reports Fourth-Quarter and Full-Year 2003 Results

Hagerstown, Md., March 11, 2004 – Allegheny Energy, Inc. (NYSE: AYE) today announced financial results for the fourth quarter and full-year 2003 and filed its annual report on Form 10-K with the Securities and Exchange Commission.

For the fourth quarter of 2003, Allegheny reported a consolidated net loss of $13.7 million, or $0.11 per share, compared to a consolidated net loss of $281.8 million, or $2.23 per share, for the fourth quarter of 2002. For the year ended 2003, Allegheny reported a consolidated net loss of $355.0 million, or $2.80 per share, compared to a consolidated net loss of $632.7 million, or $5.04 per share, for the same period in 2002.

Consolidated income before income taxes and minority interest was $3.3 million for the fourth quarter of 2003, compared to a consolidated loss before income taxes and minority interest of $483.6 million for the same period in 2002.

Paul J. Evanson, Chairman and CEO, said, “With the filing of our 10-K on a timely basis and the refinancing of our debt earlier this week, Allegheny has achieved two significant milestones on the road to financial recovery. As a result, we received a clean audit opinion from our independent public accountants on our 2003 financial statements.”

“For the balance of 2004, we can concentrate on further reducing leverage and building a high-performance organization. I am optimistic that we can succeed in rebuilding Allegheny,” added Mr. Evanson.

Allegheny’s consolidated income before income taxes and minority interest improved by $486.9 million for the fourth quarter of 2003, compared to the same period in 2002, and the factors contributing to the results included:

•	Net losses on energy trading decreased by $277.4 million, compared to the fourth quarter of 2002, primarily due to reduced trading activities in the Western United States energy markets, which Allegheny exited in 2003, and the termination or sale of speculative energy trading positions held in other national energy markets. Allegheny recorded a net trading loss of $0.9 million for the fourth quarter of 2003, compared to a loss of $278.3 million for the same period in 2002.

•	Non-recurring charges for the fourth quarter of 2002 for a suspended generation project ($192.0 million), the sales of Alliance Energy Services and Fellon-McCord ($31.5 million) and the relocation of trading operations from New York City to Monroeville, Pa. ($25.1 million).

•	Interest charges increased by $43.7 million, compared to the same period in 2002, primarily due to an increase in debt outstanding, including debt associated with a refinancing in February 2003 and the issuance of convertible trust preferred securities in July 2003.

Fourth quarter of 2003 net results were also affected by an income tax expense of $15.0 million, compared to an income tax benefit of $192.9 million for the fourth quarter of 2002. The 2003 expense included charges relating to changes in estimates of the deferred tax impact of regulatory depreciation and other matters.

Fourth-Quarter Results by Segment

Delivery and Services: The Delivery and Services segment reported net income of $29.0 million for the fourth quarter of 2003, compared to net income of $42.2 million for the fourth quarter of 2002. Income before taxes was $60.4 million for the fourth quarter of 2003, compared to income before taxes of $49.7 million for the fourth quarter of 2002. The increase in income before taxes of $10.7 million compared to the prior year was primarily due to a non-recurring loss on the sales of Alliance Energy Services and Fellon-McCord of approximately $31.5 million in 2002. This year-to-year benefit was partially offset by an increase of approximately $22.4 million in insurance, taxes (other than income taxes) and other operating expenses.

Generation and Marketing: The Generation and Marketing segment reported a net loss of $42.7 million for the fourth quarter of 2003, compared to a net loss of $324.0 million for the comparable period in 2002. The loss before income taxes and minority interest was $57.2 million for the fourth quarter of 2003, compared to the loss before income taxes and minority interest of $533.3 million for the fourth quarter of 2002. The decrease in losses before income taxes and minority interest of $476.1 million was primarily due to reduced energy trading losses of $277.4 million as described above and lower operations expense in 2003 due to the non-recurring fourth quarter 2002 charges for a suspended generation project and the relocation of the trading operations as described above, as well as lower workforce reduction costs, salaries and outside services. Partially offsetting these items was an increase in interest expense for the segment of $40.8 million compared to the same period in 2002. The previously announced outage at Hatfield’s Ferry Power Station Unit No. 2 in November 2003 reduced results for the segment by approximately $14.4 million related to net revenue losses and repair costs. Allegheny expects the unit to return to service in May 2004.

Year-End Financial Results

The consolidated loss before the cumulative effect of accounting changes was $334.2 million, or $2.64 per share, for the year ended 2003, compared to a consolidated loss before the cumulative effect of accounting changes of $502.2 million, or $4.00 per share, for the same period in 2002. The attached financial tables include a summary of results.

Analyst Conference Call

Allegheny will comment further on these results in an analyst conference call on Friday, March 12, at 9:30 a.m. Eastern Time. To listen to a live Internet broadcast of the call, visit www.alleghenyenergy.com. A taped replay of the call will be available after the live broadcast.

Allegheny Energy

Allegheny Energy is an integrated energy company with a portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities, and Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about four million people in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. More information about Allegheny Energy is available at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s delivery business, Allegheny Power; the closing of various agreements; execution of restructuring activity and liquidity enhancement plans; results of litigation; financing and plans; demand for energy and the cost and availability of inputs; demand for products and services; capacity purchase commitments; results of operations; capital expenditures; regulatory matters; internal controls and procedures and accounting issues; and stockholder rights plans. Forward-looking statements involve estimates, expectations, and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: execution of restructuring activity and liquidity enhancement plans; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; general economic and business conditions; changes in access to capital markets; the continuing effects of global instability, terrorism, and war; changes in industry capacity, development, and other activities by Allegheny’s competitors; changes in the weather and other natural phenomena; changes in technology; changes in the price of power and fuel for electric generation; the results of regulatory proceedings, including those related to rates; changes in the underlying inputs, including market conditions, and assumptions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny, its markets, or its activities; environmental regulations; the loss of any significant customers and suppliers; the effect of accounting policies issued periodically by accounting standard-setting bodies; additional collateral calls; and changes in business strategy, operations, or development plans. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission.

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ALLEGHENY ENERGY, INC.

Consolidated Statements of Operations

(In thousands, except per share data)	Unaudited Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Total operating revenues	$759,967	$661,653	$2,472,432	$2,988,487

Cost of revenues:
Fuel consumed for electric generation	140,229	155,282	593,819	591,548
Purchased energy and transmission	63,488	81,435	313,329	346,933
Natural gas purchases	65,825	228,165	203,527	660,264
Deferred energy costs, net	(5,003)	(1,814)	(35,650)	9,094
Other	6,144	16,149	33,571	93,416

Total cost of revenues	270,683	479,217	1,108,596	1,701,255

Net revenues	489,284	182,436	1,363,836	1,287,232

Other operating expenses:
Workforce reduction expenses	—	3,438	—	107,608
Operation expense	221,063	430,287	1,010,372	1,144,371
Depreciation and amortization	83,811	75,326	326,935	308,552
Taxes other than income taxes	63,352	57,271	225,015	225,841

Total other operating expenses	368,226	566,322	1,562,322	1,786,372

Operating income (loss)	121,058	(383,886)	(198,486)	(499,140)

Other income and (expenses), net	9,648	(18,582)	106,415	(46,426)

Interest charges and preferred dividends:
Interest on debt	127,068	83,423	477,998	312,599
Allowance for borrowed funds used during construction and interest capitalized	(875)	(3,561)	(16,728)	(13,046)
Dividends on preferred stock of subsidiaries	1,259	1,259	5,037	5,037

Total interest charges and preferred dividends	127,452	81,121	466,307	304,590

Consolidated income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	3,254	(483,589)	(558,378)	(850,156)

Federal and state income tax (benefit)	14,960	(192,908)	(216,990)	(334,471)

Minority interest (benefit)	1,948	(8,907)	(7,174)	(13,509)

Consolidated loss before cumulative effect of accounting changes	(13,654)	(281,774)	(334,214)	(502,176)

Cumulative effect of accounting changes, net	—	—	(20,765)	(130,514)

Consolidated net loss	$(13,654)	$(281,774)	$(354,979)	$(632,690)

Average basic and diluted common shares outstanding	126,968,238	126,243,338	126,848,253	125,657,979

Basic and diluted loss per share:
Consolidated loss before cumulative effect of accounting changes	$(0.11)	$(2.23)	$(2.64)	$(4.00)
Cumulative effect of accounting changes, net	—	—	(0.16)	(1.04)

Consolidated net loss	$(0.11)	$(2.23)	$(2.80)	$(5.04)

ALLEGHENY ENERGY, INC.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2003	2002
Cash flows from operations:
Consolidated net loss	$(354,979)	$(632,690)
Cumulative effect of accounting changes, net	20,765	130,514

Consolidated loss before cumulative effect of accounting changes	(334,214)	(502,176)
Reapplication of SFAS No. 71	(75,824)	—
Depreciation and amortization	326,935	308,552
Loss (gain) on disposal of assets, net	22,054	(22,387)
Loss on sale of businesses before effect of minority interest	—	31,450
Minority interest	(7,174)	(13,509)
Deferred investment credit and income taxes, net	(158,432)	(205,195)
Unrealized losses on commodity contracts, net	468,375	358,240
Workforce reduction expenses	—	97,658
Restructuring charges and related asset impairment	—	28,880
Impairment of unregulated investments	—	44,672
Impairment of generation projects	—	244,037
Other, net	(26,700)	12,579
Changes in certain assets and liabilities:
Accounts receivable, net	80,040	(68,305)
Materials and supplies	(23,707)	(1,353)
Taxes receivable/accrued, net	186,869	(122,925)
Accounts payable	(81,686)	86,510
Benefit plans’ investments	47,309	54,769
Commodity contract termination costs	(47,706)	47,965
Other, net	(6,073)	(53,658)

Net cash flows from operations	370,066	325,804

Cash flows used in investing:
Construction expenditures (less allowance for other than borrowed funds used during construction)	(254,460)	(403,142)
Acquisition of generating assets	(318,435)	—
Proceeds from sale of businesses and assets	57,645	22,337
Increase in restricted funds	(42,676)	(744)
Other investments	11,707	2,780

Net cash flows used in investing	(546,219)	(378,769)

Cash flows from financing:
Short-term debt, net	(1,079,210)	(106,762)
Issuance of notes, bonds and other long-term debt	2,274,098	1,143,304
Retirement of notes, bonds, and other long-term debt	(694,354)	(670,767)
Proceeds from issuance of common stock	—	3,992
Cash dividends paid on common stock	—	(150,551)

Net cash flows from financing	500,534	219,216

Net change in cash and temporary cash investments	324,381	166,251
Cash and temporary cash investments at January 1	204,231	37,980

Cash and temporary cash investments at December 31	$528,612	$204,231

ALLEGHENY ENERGY, INC.

Consolidated Balance Sheets

(In thousands)	December 31, 2003	December 31, 2002
ASSETS

Current assets:
Cash and temporary cash investments	$528,612	$204,231
Accounts receivable:
Billed:
Customer	203,801	229,418
Energy trading and other	94,769	180,542
Unbilled	175,554	166,055
Allowance for uncollectible accounts	(29,329)	(29,645)
Materials and supplies:
Operating and construction	109,651	111,267
Fuel, including stored gas	98,097	74,768
Taxes receivable	—	185,691
Deferred income taxes	44,610	46,102
Commodity contracts	24,390	156,313
Restricted funds	120,873	2,351
Regulatory assets	68,665	36,623
Other	77,591	90,897

	1,517,284	1,454,613

Property, plant, and equipment:
In service, at original cost:
Generation	6,597,195	6,034,437
Transmission	1,010,062	1,005,823
Distribution	3,549,813	3,432,206
Other	525,092	503,700
Accumulated depreciation	(4,377,917)	(4,118,091)

	7,304,245	6,858,075
Construction work in progress	149,232	380,959

	7,453,477	7,239,034

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	367,287
Benefit plans’ investments	—	47,309
Unregulated investments	51,479	56,393
Intangible assets	41,710	38,648
Other	45,007	31,944

	505,483	541,581

Deferred charges:
Commodity contracts	5,536	1,055,160
Regulatory assets	577,691	599,251
Other	112,425	83,509

	695,652	1,737,920

Total assets	$10,171,896	$10,973,148

ALLEGHENY ENERGY, INC.

Consolidated Balance Sheets (continued)

(In thousands)	December 31, 2003	December 31, 2002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$53,610	$1,131,966
Long-term debt due within one year	544,843	257,200
Debentures, notes, and bonds	—	3,662,201
Accounts payable	281,514	380,019
Taxes accrued:
Federal and state income	10,317	—
Other	87,910	97,049
Adverse power purchase commitments	18,042	19,064
Commodity contracts	41,486	191,186
Regulatory liabilities	2,229	7,681
Other	240,992	244,467

	1,280,943	5,990,833

Long-term debt	5,127,437	115,944

Deferred credits and other liabilities:
Commodity contracts	61,125	590,546
Unamortized investment credit	89,826	96,183
Deferred income taxes	860,323	1,079,151
Obligation under capital leases	32,483	39,054
Regulatory liabilities	436,118	480,767
Adverse power purchase commitments	218,105	236,147
Other	462,220	317,175

	2,160,200	2,839,023

Minority interest	13,457	21,841

Preferred stock of subsidiary	74,000	74,000

Stockholders’ equity:
Common stock—$1.25 par value per share, 260,000,000 shares authorized, 127,008,776 shares issued, and 126,968,238 shares outstanding	158,761	158,261
Other paid-in capital	1,447,830	1,446,180
Retained earnings	2,910	357,889
Treasury stock	(1,438)	(411)
Accumulated other comprehensive loss	(92,204)	(30,412)

	1,515,859	1,931,507

Total and stockholders’ equity	$10,171,896	$10,973,148

ALLEGHENY ENERGY, INC.

Results by Business Segment

	Unaudited Three Months Ended December 31,		Year Ended December 31,
(In millions)	2003	2002	2003	2002
Total operating revenues:
Delivery and Services	$769.3	$958.8	$2,974.6	$3,520.7
Generation and Marketing	366.7	77.3	986.3	945.3
Eliminations	(376.0)	(374.4)	(1,488.5)	(1,477.5)

Total	$760.0	$661.7	$2,472.4	$2,988.5

Operating income (loss):
Delivery and Services	$87.6	$106.6	$286.1	$295.9
Generation and Marketing	33.5	(490.4)	(484.6)	(795.0)

Total	$121.1	$(383.8)	$(198.5)	$(499.1)

Consolidated income (loss) before cumulative effect of accounting changes:
Delivery and Services	$29.0	$42.2	$111.9	$84.1
Generation and Marketing	(42.7)	(324.0)	(446.1)	(586.3)

Total	$(13.7)	$(281.8)	$(334.2)	$(502.2)

Cumulative effect of accounting changes, net:
Delivery and Services	$—	$—	$(1.2)	$(130.5)
Generation and Marketing	—	—	(19.6)	—

Total	$—	$—	$(20.8)	$(130.5)

Consolidated net income (loss):
Delivery and Services	$29.0	$42.2	$110.7	$(46.4)
Generation and Marketing	(42.7)	(324.0)	(465.7)	(586.3)

Total	$(13.7)	$(281.8)	$(355.0)	$(632.7)